Exhibit 10.25

March 6 , 2023

To:	Six15 Technologies Holding Corp.

TDG Acquisition Company, LLC

Via Electronic Mail

Amendments to Senior Convertible Promissory Note

Dear Sirs:

Reference is made to that certain Senior Convertible Promissory Note of TDG Acquisition Company, LLC (and Six15 Technologies Holdings Corp.-Post-Conversion) held by the undersigned (the “Note”). Defined terms used herein but not defined herein shall have the meanings ascribed to such terms in the Note.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows.

1.       Amendments of the Note(s). The Note(s) below are hereby amended as follows:

Mart Liinve	9/20/2021	$250,000.00
Mart Liinve	5/9/2022	$85,000.00
Mart Liinve	12/7/2022	$80,088.00

(a)       Extension of Maturity Date. The “Final Maturity Date” under (and as defined in) the Note is hereby changed from December 31, 2022 to June 30, 2023.

(b)       Increase in Discount. The “Discount” under (and as defined in) the Note is hereby changed from thirty percent (30%) to thirty-five percent (35%).

2.       Miscellaneous. This letter agreement supersedes and merges all prior and contemporaneous promises, representations and agreements with respect to amendments to the Note. The terms and provisions of this letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, including any future Holder of the Note. This letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof.

Very truly yours,

[Holder of Note]

By:
Name:
Title:

Accepted and agreed:

TDG Acquisition Company, LLC		Six15 Technologies Holding Corp.

By:		By:
Name:	Richard Ryan	Name:	Richard Ryan
Title:	Chief Executive Officer	Title:	Chief Executive Officer